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                                                                      Exhibit 23



                        Consent of Independent Auditors

The Board of Directors and Shareholders
Planar Systems, Inc. and Subsidiaries:

We consent to incorporation by reference in the Registration Statements (Nos. 33-82696, 33-82688, 33-90258, 333-45191 and 333-37502) on Form S-8 of Planar
Systems, Inc. and subsidiaries of our report dated October 31, 2000, except as to note 14, which is as of December 11, 2000, relating to the consolidated balance sheets of Planar Systems, Inc. and subsidiaries as of September 29, 2000 and September 24, 1999, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended September 29, 2000, which report appears in the Annual Report on Form 10-K of Planar Systems, Inc. and subsidiaries for the year ended September 29, 2000.



/s/ KPMG LLP
----------------------------
Portland, Oregon
December 21, 2000